FOR IMMEDIATE RELEASE

Contact:

David L. Redmond

Executive Vice President & CFO

AmeriPath, Inc.

561-712-6226

dredmond@ameripath.com

AMERIPATH, INC. ANNOUNCES 2003 THIRD QUARTER FINANCIAL RESULTS

Riviera Beach, FL, November 13, 2003 – AmeriPath, Inc., a leading national provider of cancer diagnostics, genomics, and related information services, reported its financial results for the third quarter and the nine-month period ended September 30, 2003.

Net revenues for the third quarter of 2003 were $122.0 million compared to $123.7 million in the same quarter of 2002. Net revenues for the nine months ended September 30, 2003 were $360.9 million compared to $357.4 million for the same period in 2002. Net revenues for the third quarter and nine months ended September 30, 2003 were negatively impacted by charges to revenues of $2.2 million in the third quarter of 2003 and $4.6 million for the nine months ended September 30, 2003 to reflect changes in our estimated contractual allowances resulting from the analysis of our managed care contracts.

Same store net revenue, excluding revenue from national labs, for the third quarter of 2003 increased 1.2%, or $1.4 million, compared to the third quarter of 2002. Same store net revenue, excluding revenue from national labs, for the nine months ended September 30, 2003 increased 3.1%, or $10.3 million, when compared to the nine months ended September 30, 2002. For the third quarter of 2003, national lab revenue was $0.5 million, down from $6.4 million in the third quarter of 2002. For the nine months ended September 30, 2003, national lab revenue was $4.0 million, down from $18.9 million for the nine month period ended September 30, 2002.

James C. New, Chairman and Chief Executive Officer commented, “The Company showed excellent momentum in the third quarter. We managed well through the Welsh, Carson, Anderson and Stowe transition in Q1 and an aggressive cost reduction program in Q2. Our change of focus in Q3 back to revenue growth and collection efforts are producing excellent results.”

EBITDA (earnings before interest, taxes, depreciation and amortization), which is a non-GAAP financial measure, for the third quarter of 2003 was $18.6 million compared to $24.4 million for the same quarter of the prior year. EBITDA, excluding $2.2 million of charges to revenues to reflect changes in our estimated contractual allowances and a $4.0 million increase in the provision for doubtful accounts, for the third quarter of 2003 was $24.8 million compared to $28.2 million, which excludes $3.8 million of asset impairment charges and the write-off of our Genomics investment, during the comparable period in 2002. EBITDA for the nine months ended September 30, 2003, including merger-related and restructuring costs of $15.7 million, was $44.7 million compared to $79.9 million for the same period in 2002. EBITDA, excluding these merger-related and restructuring costs, for the nine months ended September 30, 2003 were $60.4 million compared to $83.7 million for the same period in 2002. EBITDA, excluding merger-related and restructuring costs and $4.5 million of charges to revenues to reflect changes in our estimated contractual allowances and $6.5 million increase in the provision for doubtful accounts, for the nine months ended September 30, 2003 was $71.4 million compared to $83.7 million for the comparable period in 2002. A reconciliation of net income to EBITDA is found in the attached table.

Cost of services for the third quarter of 2003 increased to $63.2 million (51.8% of net revenues after charges; 50.9% of net revenues before charges) from $61.3 million (49.6% of net revenues) in the third quarter of 2002. Cost of services for the nine-month period ended September 30, 2003 increased to $186.6 million (51.7% of net revenues after charges; 51.1% of net revenues before charges) from $174.5 million (48.8% of net revenues) for the nine months end September 30, 2002. The increase in cost of services as a percentage of net revenues is primarily due to increased medical malpractice costs and excess lab capacity.

Selling, general and administrative expenses for the third quarter 2003 decreased to $21.7 million (17.8% of net revenues after charges; 17.5% of net revenue before charges) from $21.9 million (17.7% of net revenues) in the third quarter 2002. Selling, general and administrative expenses for the nine months ended September 30, 2003 increased to $65.9 million (18.3% of net revenues after charges; 18.0% of net revenue before charges) from $62.5 million (17.5% of net revenues) in the comparable period in 2002. The increases for the nine-month period ended September 30, 2003 are primarily due to investments in information technology and expansion of sales and marketing efforts.

The provision for doubtful accounts for the third quarter 2003 increased to $20.9 million (17.1% of net revenues) from $14.8 million (11.9% of net revenues) in the same period of 2002. The provision for doubtful accounts for the nine months ended September 30, 2003 increased to $53.8 million (14.9% of net revenues) from $42.9 million (12.0% of net revenues) in the same period of 2002. The provisions for doubtful accounts for the third quarter and the nine months ended September 30, 2003 were increased by charges of $4.0 million in the third quarter and $6.5 million for the nine-months ended September 30, 2003 to reflect the net realizable value of certain receivables based on our analysis of the ability to collect historical revenues and billings associated with clinical professional component (“CPC”) services. David L. Redmond, the Company’s Chief Financial Officer, added, “We are encouraged by our cash collections in the third quarter 2003 of $109.7 million, which were $3.8 million greater than our cash collections in the third quarter of 2002. We are also pleased that our net accounts receivable at September 30, 2003 represents 60 days sales outstanding (DSO), which is the lowest in two years.”

Net income for the third quarter of 2003 was $1.7 million compared to net income of $11.2 million for the same quarter of the prior year. The net income was negatively impacted by higher interest expense of $10.0 million associated with the financing of the merger with Welsh, Carson, Anderson and Stowe. Net income for the nine months ended September 30, 2003 was $0.7 million compared to net income of $37.6 million for the same period in 2002. The net income was negatively impacted by merger-related and restructuring costs of $15.6 million and higher interest expense of $21.1 million associated with the financing of the merger with Welsh, Carson, Anderson and Stowe.

The Company has revised the agreements with their lender banks. The amendment increases the maximum permitted leverage ratios through 2004, permits the charges taken in the second and third quarters of 2003 to be excluded in the computation of EBITDA for the leverage ratios, and provides lenders consent for potential acquisitions.

More detailed information regarding the business, operations and financial performance of the Company through September 30, 2003, and related and other matters will be included in the Company’s Form 10-Q for the quarter ended September 30, 2003, which is expected to be filed with the SEC on November 13, 2003.

The Company will broadcast its third quarter financial results conference call on Thursday, November 13, 2003, at 10:00 a.m. Eastern Time. All bondholders are encouraged to participate. This event is available through the Company’s website, http://www.ameripath.com. Listeners should go to the website at least fifteen minutes before the call to register, download, and install any necessary audio software. For those unable to attend the live broadcast, a replay of the webcast will be available for the next 2 months on our website. There is no charge to access the event. A replay of the call will also be available by telephone beginning at 12:00 p.m., November

13th to 12:00 p.m., November 14th. The dial-in number for the telephone replay is 800-839-6713, ID #5947700.

AmeriPath is a leading national provider of cancer diagnostics, genomics, and related information services. The Company’s extensive diagnostics infrastructure includes the Center for Advanced Diagnostics (CAD), a division of AmeriPath. CAD provides specialized diagnostic testing and information services including Fluorescence In-Situ Hybridization (FISH), Flow Cytometry, DNA Analysis, Polymerase Chain Reaction (PCR), Molecular Genetics, Cytogenetics and HPV Typing. Additionally, AmeriPath provides clinical trial and research development support to firms involved in developing new cancer and genomic diagnostics and therapeutics.

The statements contained in this press release may include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements – which are sometimes identified by words such as “may”, “should”, “believe”, “expect”, “anticipate”, “estimate” and similar expressions and which include any financial or operating estimates, forecasts or projections – are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond the Company’s control. These risks and uncertainties could cause actual results to differ materially from results anticipated by forward-looking statements. These risks and uncertainties include: the extent of success of the Company’s operating initiatives and growth strategies; ability to manage growth; access to capital on satisfactory terms; general economic conditions; terrorism or an escalation of hostilities or war; competition and changes in competitive factors; federal and state healthcare regulation (and compliance); reimbursement rates under government and third party healthcare programs and the payments received under such programs; changes in coding; changes in technology; dependence upon pathologists and customer contracts; the ability to attract, motivate, and retain pathologists; labor, technology and insurance costs; marketing and promotional efforts; the availability of pathology practices in appropriate locations that the Company is able to acquire on suitable terms or develop; and the successful completion and integration of acquisitions (and achievement of planned or expected synergies). The forward-looking statements in this press release are made as of the date hereof based on management’s current beliefs and expectations, and the Company undertakes no obligation to update or revise any such statements. Further information regarding risks, uncertainties and other factors that could affect the Company’s financial or operating results or that could cause actual results to differ materially from those expected, estimated or anticipated are included in the Company’s annual, quarterly, and other reports and filings with the SEC.

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Editor’s Note: This release is also available at http://www.ameripath.com

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AmeriPath, Inc.

Condensed Consolidated Statements of Operations (Unaudited)

(In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Net revenues	$122,045	$123,741	$360,905	$357,372

Operating costs and expenses:
Cost of services	63,150	61,250	186,611	174,475
Selling, general & admin. Expense	21,730	21,852	65,915	62,542
Provision for doubtful accounts	20,888	14,759	53,795	42,873
Amortization expense	2,463	2,892	8,665	8,477
Merger-related charges	—	—	12,414	—
Restructuring costs	—	—	3,240	—
Asset impairment and related charges	—	2,753	—	2,753
Write-off of deferred financing costs	—	—	957	—

Total operating costs and expenses	108,231	103,506	331,597	291,120

Income from operations	13,814	20,235	29,308	66,252
Interest expense	(11,132)	(1,129)	(24,322)	(3,259)
Write down of Genomics investment	—	(1,000)	—	(1,000)
Other income, net	146	403	194	534

Income before income taxes	2,828	18,509	5,180	62,527
Provision for income taxes	1,108	7,343	4,475	24,950

Net income	$1,720	$11,166	$705	$37,577

AmeriPath, Inc.

Condensed Consolidated Balance Sheets (In thousands)

	September 30, 2003	December 31, 2002
	(Unaudited)
Cash and cash equivalents	$28,596	$964
Restricted cash	13,218	8,453
Accounts receivable, net	81,272	90,886
Inventories	1,721	1,823
Prepaid income taxes	6,384	7,596
Deferred tax asset and other current assets	12,733	14,386

Total current assets	143,924	124,108

Property and equipment, net	27,336	26,126

Other assets	745,091	558,226

Total assets	$916,351	$708,460

Total current liabilities	$75,239	$60,323

Long-term debt	499,510	115,820
Other liabilities	1,041	1,547
Deferred tax liabilities, net	10,844	79,444

Total long-term liabilities	511,395	196,811

Total stockholders’ equity	329,717	451,326

Total liabilities and stockholders’ equity	$916,351	$708,460

AmeriPath, Inc.

Reconciliation of EBITDA

(Unaudited)

(In thousands)

		Three Months Ended September 30,		Nine Months Ended September 30,
		2003	2002	2003	2002
Net income		$1,720	$11,166	$705	$37,577

Add back:	Interest (1)	10,487	1,065	22,983	3,071
	Taxes	1,108	7,343	4,475	24,950
	Depreciation and amortization	5,302	4,874	16,558	14,335

EBITDA (2)		$18,617	$24,448	$44,721	$79,933

Plus:	Merger related charges	—	—	12,414	—
	Restructuring costs	—	—	3,240	—
	Asset impairment charges	—	2,753	—	2,753
	Write down of Genomics	—	1,000	—	1,000

EBITDA	(excluding merger-related charges, restructuring costs, asset impairments and Genomics write down)	$18,617	$28,201	$60,375	$83,686

Plus:	Contractual allowance charge	2,228	—	4,528	—
	Provision for doubtful accounts charge	3,975	—	6,475	—

EBITDA	(excluding merger-related charges, restructuring costs, asset impairments, Genomics write down, charge for contractual allowance and charge for provision for doubtful accounts)	$24,820	$28,201	$71,378	$83,686

(1)	Excludes amortization of deferred debt issuance costs, which are included in depreciation and amortization.
(2)	EBITDA represents income from operations plus depreciation and amortization, other than amortization of deferred financing costs. EBITDA, a non-GAAP financial measure, is presented herein because management believes it is a widely accepted financial indicator of the ability to incur and service debt. Our presentation of EBITDA is intended to supplement, and not replace our presentation of net income or other GAAP measures. Our calculation of EBITDA may not be comparable to similarly titled measures reported by other companies.